EMPLOYMENT AGREEMENT

AGREEMENT, made and entered into in Danbury, CT, by and between Tasker Capital Corp. (the “Company”), a Nevada corporation with its principal place of business at 39 Old Ridgebury Road, Suite 14, Danbury, CT, and Stathis Kouninis (the “Executive”), effective as of the 13th day of February, 2006.

WHEREAS, the operations of the Company are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company therefore wishes to employ the Executive as its Chief Financial Officer and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2. Term. Subject to earlier termination as hereafter provided, this Agreement shall have an original term of three (3) years commencing on the effective date hereof and shall be automatically extended thereafter for successive terms of one (1) year each, unless either party provides notice to the other at least thirty (30) days prior to the expiration of the original or any extension term that the Agreement is not to be extended. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3. Title and Duties. Executive agrees during the term of this Agreement to devote substantially all of his working time, attention, skill and efforts during normal working hours to the performance of his duties, faithfully and to the best of his abilities and in accordance with the supervision and direction of the Chief Executive Officer of the Company (the “CEO”). The Executive shall serve as Chief Financial Officer and shall have such other duties as the CEO, in its discretion, may assign to the Executive from time to time.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a salary at the rate of One Hundred Sixty-Five Thousand Dollars ($165,000) per annum (“Base Salary”), payable in accordance with the payroll practices of the Company for its executives. Executive’s Base Salary may be subject to increase by the Board in its sole discretion.

(b) Bonus Compensation. Executive shall be eligible to be considered for a bonus annually during the term hereof. The amount of such bonus, if any, shall be determined by the CEO.

(c) Vacations. During the term hereof, the Executive shall be entitled to twenty (20) days of vacation per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d) Other Benefits. During the term hereof and subject to any contribution generally required of Executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for Executives of the Company generally. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. The Company also agrees to provide the Executive with short term and long term disability benefits. In the event that the Company terminates its group health insurance plan, the Company agrees to reimburse the Executive for the cost of obtaining comparable health insurance ocverage during the term of this Agreement.

(e)  Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

(f) Stock Options.

(i) The Executive shall be granted an option to purchase, at $1.00 per share, Four Fifty Hundred Thousand (450,000) shares of common stock, $0.001 par value per share, of the Company (the “Option”). Two Hundred Thousand (112,500) shares of the Option shall vest on the date of the grant and the remainder of the Option shall vest monthly, on a pro-rated basis, during the twenty-four (24) months following the date of grant, provided that the Executive remains in the Company’s employ.

(ii)  In the event the Company undergoes a Change in Control, as defined below, one hundred percent (100%) of the then unvested portion of the Option shall become vested and exercisable upon the occurence of such Change in Control. A Change in Control means the occurence of any of the following events: (a) the Company is a party to, or the stockholders approve, a merger, consolidation or reorganization with another corporation (other than a merger, consolidation or reorganization that (i) would result in the voting power immediately before to continue to represent either by remaining outstanding or by being converted into securities of the surviving entity, more than 50% of the voting power thereafter, or (ii) in which no person or group would acquire more than 20% of the voting power); (b) a sale of all, or substantially all, of the assets of the Company; (c) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of shares of common stock of the Company representing 51% or more of the voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company; or (d) the Company is disolved or liquidated; provided however, that a change in control under clause (a), (b), (c), or (d) shall not be deemed to be a Change in Control as a result of an acquisition of securities of the Company by an employee benefit plan maintained by the Company for its employees.

5. Termination of Employment. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the term under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) the Base Salary earned but not paid through the date of temination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination and that such expenses are reimbursable under Company policy, (iv) continued payment of Base Salary for the period of time that the Executive had been terminated by the Company other than for Cause on the date of his death and (v) any bonus owed to the Executive (all of the foregoing, “Final Compensation”). The Company shall have no further obligation to the Executive hereunder.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, with or without reasonable accommodation, for one hundred twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall pay to the Executive his Final Compensation and any amounts payable and/or owing to the Executive for short and long term disability benefits.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Chief Executive Officer of the Company in his reasonable judgment, shall constitute Cause for termination:

(i) The Executive’s convinction of felony or conviction of any other crime involving dishonesty or moral turptitude (which specifically excludes all traffic violations;

(ii) The Executive’s theft, embezzlement, misappropriation of or intentinal and malicious infliction of damage to the Company’s business or property;

(iii) The Executive’s gross dereliction of duties or gross negligence; and

(iv) The Executive’s breach of any material provision of this Agreement not cured by the Executive within twenty (20) days following notice from the Company specifying in detail the nature of the breach; or.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation.

(d) By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, in addition to Final Compensation and provided that no benefits greater than those set forth herein are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, then for a period of six (6) months, the Company shall continue to pay the Executive Base Salary at the rate in effect on the date of termination. Any obligation of the Company to the Executive hereunder or as provided in Section 5(e) below is conditioned, however, upon the Executive’s signing a mutually acceptable release of claims. Base Salary to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company.

(e)  By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Executive:

(i)  Failure of the Company to continue the Executive in the position of Chief Financial Officer;

(ii) Material diminution in the nature or scope of the Executive’s responsibilities, duties or authority; provided however, that any diminution of the business of the Company or any sale or transfer of any or all of the equity, property or other assets of the Company shall not constitute “Good Reason”; or

(iii) Material failure of the Company to provide the Executive the compensation and benefits in accordance with the terms of Section 4, excluding an inadvertent failure which is cured within ten (10) business days following notice from the Executive specifying in detail the nature of such failure.

In the event of termination in accordance with this Section 5(e), and provided that no benefits greater than those set forth in Section 5(d) above are payable to the Executive under a separate severance agreement or an executive severance plan as a result of such termination, then the Executive will be entitled to the same pay he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above.

(f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon thirty (30) days’ notice to the Company. In the event of termination of the Executive pursuant to this section 5(f), the Company shall have no further obligation to the Executive, other than for any Final Compensation due to him. The Company may elect to waive the period of notice, or any portion thereof.

(g) Post-Agreement Employment. In the event the Executive remains in the employ of the Company following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at will.

6. Effect of Termination. The provisions of this Section 6 shall apply to termination due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

(a) Payment by the Company of any Final Compensation and any Base Salary continuation that may be due the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d) or 5(e) hereof.

(b)  Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e), no compensation is earned after termination of employment.

7. Restrictive Covenants. During the term of this Agreement and for a period of twelve (12) months from the date on which the Executive's employment with the Company terminates, the Executive covenants and agrees that he shall not do any of the following:

(a) contact, recruit, solicit or induce, or attempt to contact, recruit, solicit or induce, any employee, consultant, agent, director or officer of the Company to terminate his/her employment with, or otherwise cease any relationship with, the Company; or

(b) contact, solicit, divert, take away, or attempt to contact, solicit, divert or take away, any clients, customers or accounts, or prospective clients, customers or accounts, of the Company, or any of the Company’s business with such clients, customers or accounts which were contacted, solicited or served by Executive, or were directly or indirectly under Executive’s responsibility, while Executive was employed by the Company, or the identity of which Executive became aware during the term of employment except as agreed upon in writing signed by a duly authorized officer of the Company.

If any part of this Section 7 shall be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then the provisions of this Section are intended to and shall extend only for such period of time, in such area and with respect to such activities as shall be determined by such court to be reasonable and all provisions hereof shall be applied to the fullest extent permitted by law.

8. Non-Disclosure of Confidential Information.

(a) The Executive shall not during the term of this Agreement or at any time following termination of his employment hereunder intentionally or negligently use or disclose to any person, firm or corporation any confidential or proprietary information acquired by him during the course of his employment relating to the Company (or relating to any client of the Company) except in the course of performing his duties for the Company. Such confidential and proprietary information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, formulae, contractual information, pricing policies, the substance of agreements and arrangements with customers, suppliers and others, names of accounts, customer and supplier lists and any other documents embodying such confidential and proprietary information.

   (b)  All information and documents relating to the Company shall be the exclusive property of the Company, and the Executive shall use his best efforts to prevent any publication or disclosure of such information and documents. Upon termination of the employment of the Executive with the Company, the Executive shall not take from and will promptly return to the Company all documents, records, customer lists, computer programs, equipment designs, technical information, reports, writings and other similar documents containing confidential or proprietary information of the Company, including copies thereof, then in the Executive's possession or control.

9. Proprietary Rights. Any and all inventions, processes, procedures, systems, discoveries, designs, configurations, technology, works of authorship, trade secrets and improvements (whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using the Company's data or facilities) (collectively, the "Inventions") which the Executive makes, conceives, reduces to practice, or otherwise acquires during his employment by the Company (either solely or jointly with others), and which are related to the Company's present or planned business, services or products, shall be the sole property of the Company and shall at all times and for all purposes be regarded as acquired and held by the Executive in a fiduciary capacity for the sole benefit of the Company. All Inventions that consist of works of authorship capable of protection under copyright laws shall be prepared by the Executive as "works made for hire", with the understanding that the Company shall own all of the exclusive rights to such works of authorship under the United States copyright law and all international copyright conventions and foreign laws. The Executive hereby assigns to the Company, without further compensation, all such Inventions and any and all patents, copyrights, trademarks, trade names or applications therefor, in the United States and elsewhere, relating thereto. The Executive shall promptly disclose to the Company and to no other party all such Inventions and shall assist the Company for its own benefit in obtaining and enforcing patents and copyright registrations on such Inventions in all countries. Upon request, the Executive shall execute all applications, assignments, instruments and papers and perform all acts (such as the giving of testimony in interference proceedings and infringement suits or other litigation) necessary or desired by the Company to enable the Company and its successors, assigns and nominees to secure and enjoy the full benefits and advantages of such Inventions.

10. Right to Injunction. The Company and the Executive each acknowledge that the services to be performed by the Executive hereunder are unique and that the Company required the Executive to enter into this Agreement as a condition to his employment by the Company. The Executive specifically acknowledges and agrees that the restrictions imposed by Sections 7 and 8 are reasonable as to duration, geographic area and scope and are necessary for the protection of the interests of the Company. Any breach or threatened breach of any provision of this Agreement by the Executive shall entitle the Company, in addition to any other remedies available to it at law or in equity, to bring an action in any court of competent jurisdiction to enjoin any such breach or threatened breach and to obtain an order temporarily or permanently enjoining any such breach or threatened breach, without posting bond, and the Company shall be entitled to recover from the Executive the Company’s reasonable attorneys’ fees and costs in obtaining such relief.

11. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

12. Assignment. This Agreement shall not be assignable by the Executive or the Company without the written consent of the other party, provided, however, that the the Company may assign the Agreement to any person, partnership or corporation which acquires all or substantially all of the assets of the Company.

13. Waiver, Amendment and Alteration. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any prior or subsequent breach thereof. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

14. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

15. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of President, or to such other address as either party may specify by notice to the other actually received.

16. Entire Agreement and Binding Effect. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supercedes all prior communications, agreements and understandings, written or oral, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one of such counterparts.

18. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope of content of any provision of this Agreement.

19.  Severability/Governing Law/Forum.  The provisions of this Agreement are severable. If any term or provision hereof (or the application thereof) is held invalid or unenforceable for any reason, the remaining provisions shall not be affected but rather shall remain in full force and effect and shall be enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	TASKER CAPITAL CORP.:

/s/ Stathis Kouninis	By:	/s/ Richard D. Falcone
Stathis Kouninis		Title: President and Chief Executive Officer